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                                                                   EXHIBIT 10(e)

                [LETTERHEAD OF FREEDMAN, LEVY, KROLL & SIMONDS]

                                October 1, 1998

                         OPINION AND CONSENT OF COUNSEL


AIM Variable Insurance Funds, Inc.
11 Greenway Plaza, Suite 1919
Houston, Texas 77046-1173

Executives:

     This opinion is given in connection with the filing with the Securities and Exchange Commission ("SEC") by AIM Variable Insurance Funds, Inc., a Maryland corporation (the "Fund"), of Post-Effective Amendment No. 10 under the Securities Act of 1933 ("1933 Act") and Amendment No. 11 under the Investment Company Act of 1940 ("1940 Act") to the Fund's Registration Statement on Form N-1A (File No. 33-57340 and No. 811-7452, the "Registration Statement"), relating to an indefinite number of the Fund's four billion authorized shares of common stock, par value $.001 per share, which includes, among others, 250 million authorized shares of each of the AIM V.I. Global Growth and Income Fund and AIM V.I. Telecommunications Fund (collectively, the "Portfolios"), respectively, each Portfolio being a separate series of the Fund's common stock. The Fund's authorized shares of common stock relating to these Portfolios are hereinafter referred to collectively as the "Shares."

     We have examined the following: the Fund's Articles of Incorporation, dated January 22, 1993; the Fund's Articles of Amendment, as filed with the State of Maryland on April 13, 1993, April 15, 1993, and April 12, 1995; the Fund's Articles Supplementary, as filed with the State of Maryland on April 12, 1994, February 4, 1998, and September 30, 1998; the Fund's By-Laws; relevant resolutions of the Fund's Board of Directors, dated September 26, 1998 and certified by the Fund's Assistant Secretary on September 30, 1998, authorizing the creation of each Portfolio and the issuance of the Shares, and minutes of certain meetings of the Board of Directors related thereto, including draft minutes of meetings of the Board of Directors held on August 6, 1998 and September 26, 1998; the Notification of Registration on Form N-8A filed with the SEC
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FREEDMAN, LEVY, KROLL & SIMONDS


AIM Variable Insurance Funds, Inc.
October 1, 1998
Page 2


under the 1940 Act on January 25, 1993; the Registration Statement as originally filed with the SEC under the 1933 Act and the 1940 Act on the same date, and the amendments thereto filed with the SEC, including Post-Effective Amendment No. 10 to the Registration Statement substantially in the form in which it is to be filed with the SEC; a Certificate of Good Standing issued by the State of Maryland on September 29, 1998; pertinent provisions of the laws of Maryland; and such other records, certificates, documents and statutes that we have deemed relevant in order to render the opinion expressed herein.

     Based on the foregoing examination, we are of the opinion that:

     1. The Fund is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland; and

     2. The Shares to be offered for sale by the Fund, when issued in the manner contemplated by the Registration Statement, as amended, will be legally issued, fully-paid, and non-assessable.

     This letter expresses our opinion as to the Maryland General Corporation Law, addressing matters such as due formation and, in effect, the authorization and issuance of shares of common stock, but does not extend to the securities or "Blue Sky" laws of Maryland or to federal securities or other laws.

     We consent to the use of this opinion as an Exhibit to the Registration Statement, as amended.



                                        Very truly your,

                                        /s/ FREEDMAN, LEVY, KROLL & SIMONDS

                                        Freedman, Levy, Kroll & Simonds